Exhibit 99

VF Reports First Quarter 2016 Results

  First quarter revenue in line with last year at $2.8 billion (up 2 percent currency neutral).
  Top five brands’ revenue up 2 percent (up 4 percent currency neutral).
  Outdoor & Action Sports and Jeanswear revenue both up 2 percent (up 4 percent currency neutral).
  Direct-to-consumer revenue up 7 percent (up 8 percent currency neutral).
  International revenue up 1 percent (up 4 percent currency neutral).

GREENSBORO, N.C.--(BUSINESS WIRE)--April 29, 2016--VF Corporation (NYSE: VFC) today reported financial results for its first quarter ended April 2, 2016. All per share amounts are presented on a diluted basis. This release refers to “currency neutral” and “reported” amounts, terms that are described under the “Currency Neutral – Excluding the Impact of Foreign Currency” paragraph. Reconciliations of GAAP measures to currency neutral amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items. Unless otherwise noted, currency neutral and reported amounts are the same.

“Our first quarter results demonstrate the ability of our diversified business model to perform as expected in an inconsistent environment,” said Eric Wiseman, VF Chairman and Chief Executive Officer. “By leveraging our strengths – driving innovation into the marketplace, connecting with consumers and operating with financial discipline – we are on track to deliver results consistent with our 2016 outlook, while also delivering on our commitment to shareholders.”

Income Statement Review

  Revenue was in line with last year at $2.8 billion (up 2 percent currency neutral) driven by strength in our Outdoor & Action Sports and Jeanswear coalitions and our direct-to-consumer and international businesses.
  Gross margin was 48.2 percent on a reported basis, down 80 basis points compared with the same quarter last year as benefits from lower product costs, pricing and the continued mix shift to higher margin businesses were offset by 100 basis points from changes in foreign currency and proactive inventory management efforts.
  Operating income on a reported basis was down 15 percent to $336 million compared with the same period of 2015. Operating margin on a reported basis declined 220 basis points to 11.8 percent. As a reminder, in the first quarter of 2015, we recognized a one-time gain on the sale of a VF Outlet® location. Excluding this transaction and a 90 basis point headwind from changes in foreign currency rates, operating margin declined 70 basis points.
  Earnings per share was $0.61 per share compared with $0.67 per share during the same period last year. Excluding the negative impact of foreign currency, first quarter earnings per share was flat.

Coalition Review

First quarter revenue for Outdoor & Action Sports was up 2 percent (up 4 percent currency neutral) to $1.6 billion.

  Revenue for The North Face® brand was up 6 percent (up 8 percent currency neutral) driven by a low single-digit percentage rate increase in the Americas; a high-teen percentage rate increase in Europe; and, a mid-single-digit percentage rate increase in Asia-Pacific (up high single-digit currency neutral).
  In line with expectations, Vans® brand revenue was down 1 percent (up 2 percent currency neutral) including a mid-single-digit increase in the Americas business (up high single-digit currency neutral); a high single-digit increase in Asia-Pacific (up low double-digit currency neutral); and a mid-teen percentage rate decrease in Europe where the brand continues to manage through elevated inventories related to its Classics collection.
  Timberland® brand revenue was up 2 percent (up 3 percent currency neutral) in the first quarter including a low single-digit increase (up mid-single-digit currency neutral) in the Americas region; a mid-single-digit increase in Europe; and a mid-single-digit decline in Asia-Pacific (down low single-digit currency neutral).

First quarter operating income for Outdoor & Action Sports declined 13 percent to $228 million (flat currency neutral). Operating margin was 13.9 percent compared to 16.2 percent in the same period last year. More than half of this decrease was due to foreign currency fluctuations.

Jeanswear first quarter revenue was up 2 percent (up 4 percent currency neutral) to $711 million.

  First quarter revenue for the Wrangler® brand was up 2 percent (up 4 percent currency neutral) with low single-digit growth in the Americas business (up mid-single-digit currency neutral); a mid-single-digit decline in Europe (down low single-digit currency neutral); and a low single-digit decline (up mid-single-digit currency neutral) in the Asia-Pacific region.
  Revenue for the Lee® brand was up 1 percent (up 4 percent currency neutral) including low single-digit growth in the Americas region (up mid-single-digit currency neutral); mid-single-digit growth in Europe (up high single-digit currency neutral); and a low single-digit decline (up mid-single-digit currency neutral) in the Asia-Pacific region.

Operating income for Jeanswear in the first quarter was up 4 percent to $137 million, with a 40 basis point increase in operating margin to 19.3 percent.

Imagewear first quarter revenue was down 5 percent to $269 million (down 4 percent currency neutral) with the Licensed Sports Group business remaining flat and a high single-digit decline in the workwear business, which continues to be impacted by considerably less oil and gas exploration. First quarter operating income for Imagewear was flat at $42 million, with an 80 basis point increase in operating margin to 15.4 percent, driven by pricing and changes in foreign currency rates related to our manufacturing operations.

Sportswear first quarter revenue declined 13 percent to $118 million including a 14 percent decrease in Nautica® brand revenues and an 8 percent decrease in the Kipling® brand’s North American business compared with the same period last year, reflecting ongoing challenges in demand for the sector. Additionally, the strategic decision to license the women’s sleepwear and men’s underwear businesses negatively impacted Nautica® brand revenue by about 6 percentage points in the quarter. Operating income for Sportswear decreased 63 percent to $5 million with a 550 basis point decrease in operating margin to 4.0 percent.

Contemporary Brands’ first quarter revenue was down 15 percent to $74 million, including a 53 percent decline in operating income.

International Review

International revenue in the first quarter was up 1 percent (up 4 percent currency neutral). Revenue in Europe was up 1 percent (up 2 percent currency neutral) and in the Asia-Pacific region was up 2 percent (up 6 percent currency neutral). Revenue in the Americas (non-U.S.) region was down 1 percent (up 12 percent currency neutral). The international business represented 41 percent of total VF first quarter sales, compared with 40 percent in last year’s same period.

Direct-to-Consumer Review

Direct-to-consumer revenue was up 7 percent (up 8 percent currency neutral) in the first quarter driven by low double-digit growth in the Outdoor & Action Sports business, which was offset by a mid-teen percentage rate decline in Sportswear and a high single-digit decline in the Contemporary Brands coalition. There were 1,541 VF-owned retail stores at the end of the quarter. Direct-to-consumer revenue reached 26 percent of total revenue in the first quarter compared with 24 percent in the 2015 period.

Balance Sheet Review

  Inventories were up 9 percent compared with the same period of 2015. As noted in February, about half of this amount is related specifically to core styles of cold-weather product positioned to fill demand in the second half of 2016.
  During the first quarter, the company purchased 11.3 million of its shares for $714 million at an average price of $63.13 under a program authorized by its Board of Directors. There are approximately 19 million remaining shares authorized for purchase.

2016 Outlook Highlights

There are no changes to management’s full-year outlook given on February 19, 2016:

  Revenue is expected to increase at a mid-single-digit percentage rate, including about one percentage point of negative impact from changes in foreign currency.
  Gross margin is expected to improve by about 50 basis points to 48.8 percent, which includes about 70 basis points of headwind from changes in foreign currency.
  Operating margin is expected to reach 14.4 percent, including about 70 basis points from the anticipated negative impact of changes in foreign currency.
  Earnings per share, on a currency neutral basis, is expected to increase 11 percent (up 5 percent reported) compared to an adjusted EPS of $3.08 in 2015. As a reminder, 2015 adjusted earnings per share excluded the negative impact of a $0.23 per share noncash impairment charge recorded in the fourth quarter of 2015 to reduce the carrying value of intangible assets related to our 7 For All Mankind®, Ella Moss® and Splendid® brands. On a reported basis, 2015 earnings per share was $2.85.
  Cash flow from operations is expected to reach $1.3 billion.

Revenue in the first half is expected to be flat on a reported basis, up at a low single-digit percentage rate currency neutral. First half earnings per share should be down at a low double-digit percentage rate on a reported basis, down low single-digit currency neutral. As a reminder, the second quarter of 2015 benefitted by $0.02 in earnings per share from a lower tax rate primarily due to the settlement of prior years’ tax audits. We continue to expect currency neutral revenue growth in the second half of 2016 to increase at a high single-digit percentage rate, with the strongest performance coming in the fourth quarter. We expect second half reported earnings per share to increase at a mid-teen percentage rate, or up at a high-teen percentage rate currency neutral.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.37 per share, payable on June 20, 2016, to shareholders of record on June 10, 2016.

Currency Neutral – Excluding the Impact of Foreign Currency

This release refers to “currency neutral” amounts, which exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions. This release also refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. Reconciliations of GAAP measures to currency neutral amounts for the first quarter of 2016 are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Webcast Information

VF will hold its 2016 first quarter conference call and webcast today at 8:30 a.m. Eastern Time. Interested parties should call (888) 204-4610 (U.S.) or (913) 981-5590 (international) to access the call. The conference call will be broadcast live and accessible at www.vfc.com. A replay of the conference call will be available through May 6, 2016 at the same location or via telephone at 877-870-5176 (access code: 4650569).

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of 30 powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

Forward-looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF's ability to implement its business strategy; VF's ability to grow its international and direct-to-consumer businesses; VF’s and its customers’ and vendors’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; changes in tax liabilities; legal, regulatory, political and economic risks; and adverse or unexpected weather conditions. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended March		%
	2016*	2015	Change

Net sales	$2,809,124	$2,803,302	0%
Royalty income	30,176	33,999	(11%)

Total revenues	2,839,300	2,837,301	0%

Costs and operating expenses
Cost of goods sold	1,472,006	1,446,547	2%
Selling, general and administrative expenses	1,031,042	992,919	4%
Total costs and operating expenses	2,503,048	2,439,466	3%

Operating income	336,252	397,835	(15%)

Interest, net	(20,155)	(19,751)	2%
Other income (expense), net	1,290	828	56%

Income before income taxes	317,387	378,912	(16%)

Income taxes	57,118	90,203	(37%)

Net income	$260,269	$288,709	(10%)

Earnings per common share
Basic	$0.62	$0.68	(9%)
Diluted	$0.61	$0.67	(9%)

Weighted average shares outstanding
Basic	421,748	426,255
Diluted	429,133	434,103

Cash dividends per common share	$0.37	$0.32	16%

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein,

all references to periods ended March 2016, December 2015 and March 2015 relate to the 13-week fiscal period ended April 2, 2016, the 52-week fiscal period ended January 2, 2016 and the 13-week fiscal period ended April

4, 2015, respectively.

* Reflects the impact of adopting the new accounting guidance on stock compensation as of the beginning of the first quarter of 2016, which resulted in a $15.8 million tax benefit in the consolidated statement of income for the three months ended March 2016.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	March	December	March
	2016	2015	2015*

ASSETS
Current assets
Cash and equivalents	$585,835	$945,605	$655,483
Accounts receivable, net	1,293,275	1,319,558	1,283,216
Inventories	1,762,568	1,611,994	1,624,234
Other current assets	331,196	285,979	365,169
Total current assets	3,972,874	4,163,136	3,928,102

Property, plant and equipment	986,162	988,159	911,478
Intangible assets	2,170,817	2,112,619	2,291,505
Goodwill	1,804,094	1,788,407	1,795,359
Other assets	898,316	587,221	672,261
Total assets	$9,832,263	$9,639,542	$9,598,705

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$1,137,205	$449,590	$1,067,961
Current portion of long-term debt	3,489	13,279	3,384
Accounts payable	429,694	689,594	457,744
Accrued liabilities	959,079	789,250	743,176
Total current liabilities	2,529,467	1,941,713	2,272,265

Long-term debt	1,401,233	1,401,820	1,413,333
Other liabilities	1,007,617	911,171	1,008,842
Total liabilities	4,938,317	4,254,704	4,694,440

Stockholders' equity	4,893,946	5,384,838	4,904,265
Total liabilities and stockholders' equity	$9,832,263	$9,639,542	$9,598,705

* Reflects the impact of adopting the new accounting guidance on classification of debt issuance costs and deferred income taxes as of December 2015 on a retrospective basis. The new guidance requires classification of debt issuance costs related to a recognized debt liability as a direct reduction of that liability, and classification of all deferred taxes as noncurrent.

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Three Months Ended March
	2016	2015*

Operating activities
Net income	$260,269	$288,709
Depreciation and amortization	68,030	65,880
Other adjustments	(473,885)	(755,535)
Cash used by operating activities	(145,586)	(400,946)

Investing activities
Capital expenditures	(36,336)	(33,028)
Software purchases	(6,335)	(36,708)
Other, net	(587)	10,617
Cash used by investing activities	(43,258)	(59,119)

Financing activities
Net increase in short-term borrowings	685,985	1,047,660
Payments on long-term debt	(10,695)	(1,414)
Purchases of treasury stock	(713,767)	(730,811)
Cash dividends paid	(155,584)	(135,912)
Net impact of stock issuance	4,102	(4,107)
Cash (used) provided by financing activities	(189,959)	175,416

Effect of foreign currency rate changes on cash and equivalents	19,033	(31,763)

Net change in cash and equivalents	(359,770)	(316,412)

Cash and equivalents - beginning of year	945,605	971,895

Cash and equivalents - end of period	$585,835	$655,483

* Reflects the impact of adopting the new accounting guidance on stock compensation as of the beginning of the first quarter of

2016, which resulted in a $29.7 million reclassification of cash flows from financing activities to operating activities in the consolidated statement of cash flows for the three months ended March 2015.

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)
				% Change Currency Neutral**
	Three Months Ended March		%
	2016	2015	Change

Coalition revenues
Outdoor & Action Sports	$1,644,395	$1,606,889	2%	4%
Jeanswear	710,590	699,655	2%	4%
Imagewear	269,125	282,896	(5%)	(4%)
Sportswear	118,397	135,657	(13%)	(13%)
Contemporary Brands	74,356	87,537	(15%)	(15%)
Other	22,437	24,667	(9%)	(9%)

Total coalition revenues	$2,839,300	$2,837,301	0%	2%

Coalition profit
Outdoor & Action Sports	$227,771	$260,820	(13%)	0%
Jeanswear	137,294	131,932	4%	4%
Imagewear	41,515	41,347	0%	(5%)
Sportswear	4,776	12,841	(63%)	(63%)
Contemporary Brands	1,669	3,540	(53%)	(51%)
Other	(2,358)	14,527	*	*

Total coalition profit	410,667	465,007	(12%)	(5%)

Corporate and other expenses	(73,125)	(66,344)	10%	10%
Interest, net	(20,155)	(19,751)	2%	2%

Income before income taxes	$317,387	$378,912	(16%)	(8%)

* Calculation not meaningful
** Refer to currency neutral definition on following page

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Three Months Ended March 2016

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$1,644,395	$23,558	$1,667,953
Jeanswear	710,590	17,324	727,914
Imagewear	269,125	1,065	270,190
Sportswear	118,397	-	118,397
Contemporary Brands	74,356	78	74,434
Other	22,437	-	22,437

Total coalition revenues	$2,839,300	$42,025	$2,881,325

Coalition profit
Outdoor & Action Sports	$227,771	$32,162	$259,933
Jeanswear	137,294	(289)	137,005
Imagewear	41,515	(2,189)	39,326
Sportswear	4,776	-	4,776
Contemporary Brands	1,669	73	1,742
Other	(2,358)	-	(2,358)

Total coalition profit	410,667	29,757	440,424

Corporate and other expenses	(73,125)	(6)	(73,131)
Interest, net	(20,155)	-	(20,155)

Income before income taxes	$317,387	$29,751	$347,138
Diluted earnings per share growth	(9%)	9%	0%

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Corporation
Lance Allega, 336-424-6082
Vice President, Investor Relations
or
Craig Hodges, 336-424-5636
Senior Director, Corporate Communications